UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 25, 2015
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2015, the Board of Directors of the Company voted, subject to finalizing the terms of a written employment agreement, to appoint Mr. Phillip G. Elliott, 44, as the Company’s Senior Vice President and Chief Financial Officer. A final written agreement (the “Employment Agreement”) was negotiated and executed as of March 25, 2015, with Mr. Elliott’s term of service to start on April 6, 2015.

Prior to joining the Company, Mr. Elliott was employed by EQT Corporation, a Marcellus-focused exploration & production and midstream infrastructure company. Mr. Elliott served as Senior Vice President, Strategic Planning, Land & Commercial Analysis from 2013 to 2015, Corporate Treasurer from 2010 to 2013, Senior Vice President and General Manager - EQT Energy from 2007 to 2009 and Assistant Treasurer, Managing Director, Business Analyst - EQT Corporation from 1997 to 2006.

Mr. Elliott received a B.A. from Bucknell University, an M.S. from the Swanson School of Engineering at the University of Pittsburgh and an M.S. from the Tepper School of Business at Carnegie Mellon University.

Under the Employment Agreement, the employment period for Mr. Elliot extends from his start date until April 6, 2017. The Employment Agreement provides for an annual starting base salary $345,000. The Company further agreed to award Mr. Elliott 300,000 restricted shares of the Company’s common stock with 150,000 shares vesting on his start date, April 6, 2015 (the “Initial Grant”), and 150,000 shares vesting on April 6, 2016. The Company would have the right to cancel the Initial Grant in the event Mr. Elliott were to resign without Good Reason prior to April 6, 2016. Pursuant to the Employment Agreement, during the first two fiscal years of the Company ending after May 1, 2015 (currently expected to end on December 31 2015 and December 31, 2016) during his employment period, Mr. Elliott is also entitled to receive a minimum annual bonus equal to his annual base salary in effect on the last day of that fiscal year (on a prorated basis for the fiscal year ended December 31, 2015). At least 50% of this bonus must be paid in cash. The Board of Directors and its Compensation Committee retain discretion to award annual bonus to Mr. Elliott in amounts up to three times Mr. Elliott’s annual base salary in effect at the time of the bonus.

Capitalized terms used above or below have the meanings set forth in the Employment Agreement, which is attached hereto as Exhibit 10.1. The Employment Agreement supersedes and replaces any prior written or oral agreements between the Company and Mr. Elliott. In addition to the compensation terms described above, which are included in the Employment Agreement, the Employment Agreement contains the following material terms:

1.     Although the term of the Employment Agreement lasts until April 6, 2017, it is subject to earlier termination for Cause, upon death or Disability, voluntarily by Mr. Elliott, by us without Cause or upon a Change in Control. The Employment Agreement does not automatically renew at the end of its term.

2.     If the Employment Agreement is terminated for Cause, Death or Disability, or voluntarily by Mr. Elliott (absent a Change in Control), the Company is only obligated to pay Mr. Elliott’s base salary accrued, but not paid, through the date of termination.

3.    If the Employment Agreement is terminated following or in anticipation of a Change in Control, we will pay to Mr. Elliott an amount equal to two times the highest annualized base salary during the Employment Period.

4.    If the Employment Agreement is terminated for any reason other than those listed in Section 2 or 3 above, we will pay to Mr. Elliott his base salary accrued but not paid through the date of termination and an amount equal to one times the highest annualized base salary during the Employment Period or the full amount of base salary otherwise payable from the date of termination through the end of the Employment Period.

5.     Our obligation to make the Termination Payments is subject to Mr. Elliott’s execution of a release in our favor.

6.     Mr. Elliott receives no less than four weeks’ vacation time and other benefits generally available to our executives.

The foregoing description of the terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement itself.

With the entry into force of the Employment Agreement, Mr. Elliott was formally engaged to serve as the Company’s principal financial officer; however, in reliance on the instructions to paragraph (c) to Item 5.02, the Company elected to delay the filing of this disclosure until the issuance of the press release describing his appointment, discussed in Item 7.01 below.

On April 6, 2015, in connection with Mr. Elliott’s start date, Mr. Jeffrey R. McInturff became our Senior Vice President and Chief Accounting Officer. Mr. McInturff previously served as Senior Vice President, Chief Accounting Officer and Interim Chief Financial Officer. As previously disclosed, Mr. McInturff serves pursuant to an employment agreement dated December 11, 2014.

Item 7.01.    Regulation FD Disclosure.

On April 6, 2015, the Company issued a press release announcing the hiring of Mr. Elliott, as noted in Item 5.02 above. Attached as Exhibit 99.1 is the related press release.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of March 25, 2015, between Miller Energy Resources, Inc. and Phillip G. Elliott
99.1	Press release dated April 6, 2015 announcing certain changes in management

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2015	Miller Energy Resources, Inc.
By: /s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer